EXHIBIT 99.1

Contacts: Julie Hong (925) 467-3832

SAFEWAY INC. HOLDS 2003 INVESTOR CONFERENCE

Company Provides 2004 Earnings Guidance
Company Announces 2004 Capital Expenditure Plans and Cash Flow Expectations

Pleasanton, CA — December 4, 2003 — Safeway Inc. (NYSE: SWY) will hold a conference for analysts and institutional investors today. Safeway will review its recent performance, its strategy to restore growth, its progress on executing the strategy, and its financial outlook.

For the fourth quarter through November 29, 2003, identical store sales, excluding strike affected stores, increased 0.9% excluding Dominick’s, and increased 0.4% including Dominick’s. Excluding the effect of fuel sales, identical store sales declined 0.8% excluding Dominick’s, and declined 1.2% including Dominick’s.

For the year 2004, the company is providing guidance for earnings per share of $1.95–$2.03 without giving effect to any impact from the southern California strike. The impact of the strike cannot be estimated at this time. The guidance includes Dominick’s as part of continuing operations and is based on a 52-week year compared to a 53-week year in 2003. The company also announced that it plans to spend approximately $1.2 billion to $1.4 billion in cash capital expenditures in 2004 and plans to open approximately 45 new stores and remodel 160 to 165 stores. Square footage growth is expected to be approximately 2%. Given plans for modestly higher capital spending in 2004, the company expects to generate free cash flow (cash from operating activities less cash flow used by investing activities) in 2004 in the range of $700 million to $900 million.

“We expect 2004 to be a busy year for Safeway, as we continue to refine and execute our growth strategy,” said Steve Burd, Chairman, President and CEO. “The soft economy has continued to impact our business, and it is unclear when unemployment levels in our markets will improve. In the meantime, we are planning to continue to differentiate our customer offering in order to restore steady growth to our business.”

Safeway Inc. is a Fortune 50 company and one of the largest food and drug retailers in North America. The company operates 1,702 stores in the United States and Canada and had annual sales from continuing operations of $32.4 billion in 2002. The company’s common stock is traded on the New York Stock Exchange under the symbol SWY.

The investor conference will be broadcast live over the Internet from 8:00 AM (PST) to approximately 12:00 PM (PST) at http://www.safeway.com/investor_relations. Click on Webcast Events to access the event. The presentation will be available live only and will not be available in an archived format after the meeting.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements relate to capital spending, identical store sales and sales growth, free cash flow, square footage growth, and earnings per share and are indicated by words or phrases such as “guidance”, “estimated”, “expected”, “plans”, and similar words or phrases. These statements are based on Safeway’s current plans and expectations and involve risks and uncertainties that could cause actual events and results to vary significantly from those included in or contemplated or implied by such statements. Please refer to Safeway’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

SAFEWAY INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
(Dollars in millions, except per share)
(unaudited)

FINANCIAL GUIDANCE FOR 2004
RECONCILIATION OF GAAP CASH FLOW MEASURE TO FREE CASH FLOW ESTIMATE

Net cash flow from operating activities	$1,900	–	2,000
Net cash flow used by investing activities	(1,200)	–	(1,100)

Free cash flow from continuing operations	$700	–	900

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